exhibit (a)(30)

                                 SHAREHOLDERS OF
               PUTNAM CALIFORNIA INVESTMENT GRADE MUNICIPAL TRUST
                                   [AMEX: PCA]


                WE ARE OFFERING $14.75 PER SHARE OF COMMON STOCK


              WE HAVE EXTENDED OUR OFFER DEADLINE TO MARCH 8, 2007

         PLEASE READ THE FOLLOWING CAREFULLY AS IT IMPACTS YOUR CURRENT
                               INVESTMENT IN PCA

                    SHAREHOLDERS ARE FACED WITH TWO CHOICES:

1. TENDER YOUR SHARES TO THE TRUST AND RECEIVE APPROXIMATELY 98% OF YOUR NAV* IMMEDIATELY AFTER THE OFFER EXPIRES, OR

2. KEEP YOUR SHARES AND TAKE THE MARKET RISK FOR ABOUT 90 DAYS AND THE ADDITIONAL RISK THAT THE PROPOSED MERGER DOES NOT PASS.

 OUR OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

OUR OFFER OF $14.75 IS HIGHER THAN ANY CLOSING PRICE FOR PCA SHARES SINCE DECEMBER, 2001, IS 98% OF CURRENT NAV*, AND REFLECTS A PREMIUM OVER THE CLOSING MARKET PRICE PER SHARE ON FEBRUARY 28, 2007. THIS MAY BE YOUR LAST OPPORTUNITY TO SELL YOUR SHARES NEAR NAV.

IF YOU DON'T WANT TO BE PART OF OUR NEW DIRECTION, OUR TENDER OFFER GIVES YOU AN OPPORTUNITY TO SELL YOUR SHARES AT 98% OF CURRENT NAV.

                       THE OFFER EXPIRES ON MARCH 8, 2007

         If you have not received your materials or if you need further information, you may contact our Information Agent:

                               Morrow & Co., Inc.
                                 (800) 607-0088

The Mildred Horejsi Trust
March 1, 2007

* Based on the closing net asset value per share as of 2/28/2007.